Exhibit 99.1

On April 27, 2005, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $553 million, today announced first quarter 2005 operating results and that the Board of Directors declared a dividend of $0.12 per share to shareholders of record on May 31, 2005, payable on June 15, 2005.

For the quarter ended March 31, 2005, the Corporation reported net income of $1,083,000, or $0.29 basic earnings per share. This compares to first quarter 2004 net earnings of $844,000, or $0.23 basic earnings per share.  Compared with the same period in 2004, first quarter 2005 net income increased $239,000 or 28.2%.  The $239,000 increase was primarily the result of a $791,000 increase in the Corporation’s net interest income, offset by a decrease of $124,000 in gain on sales of loans, a decrease of $160,000 in gain on sales of securities, and increases of $89,000 and $75,000 in non-interest expenses and the provision for loan losses, respectively.

Net interest income was $4,445,000 for the first quarter of 2005, compared to $3,653,000 for the same period of 2004.  For the three months ended March 31, 2005, the net interest yield (on a taxable equivalent basis) was 3.57%, compared with 3.50% for the same period of 2004.  For the quarter ended March 31, 2005, non-interest expenses totaled $3,521,000, compared to $3,432,000 for the comparable period of 2004, an $89,000 increase (2.6%).  Management believes that the $89,000 increase is acceptable considering the increases in costs of conducting business and the asset growth that the Corporation has experienced over the past year.  In addition, the first quarter operating results included an adjustment to the provision for stock options based on the Corporation’s closing stock price as of March 31, 2005.  As a result of this adjustment, non-interest expenses were reduced by $75,000. The Corporation’s efficiency ratio for the first quarter of 2005 was 66.12%, compared to 70.88% for the same period of 2004.

Return on average assets was 0.78% for the first quarter of 2005, compared to 0.68% for the comparable quarter of 2004.   Return on average equity for the first quarter of 2005 was 9.88% compared to 7.80% for the same period of 2004.

Loans at March 31, 2005, net of the allowance for loan losses, increased $5.4 million (1.8%) from December 31, 2004.  Securities available-for-sale decreased $6.5 million (3.0%) during this three-month period.  Deposits during this same period decreased $110,000.  Long-term borrowings decreased $4.6 million during the three-month period.

Shareholders’ equity decreased from $44.2 million at December 31, 2004 to $43.5 million at March 31, 2005.  This decrease was primarily the result of a change in unrealized gain (loss) on securities, net of tax ($1.7 million) and by the payment of dividends ($445,000), offset by net income, the exercise of stock options ($223,000), and the sale of treasury stock ($89,000). The aforementioned $1.7 million net of tax decrease in unrealized securities gains from December 31, 2004, was primarily the result of customary and expected changes in the bond market.

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2004 Form 10-K.